Exhibit 15.3

Our ref         MHY/302157-000001/16399260v1

Direct tel     +852 3690 7473

E-mail          mindy.ho@maples.com

BY COURIER

NetEase, Inc.

NetEase Building, No. 599 Wangshang Road

Binjiang District

Hangzhou, 310052, People’s Republic of China

29 April 2020

Dear Sir

Re: NetEase, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to NetEase, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2019.

We hereby consent to the reference of our name under the headings  “Taxation”  and “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP